Exhibit No. 22

                          JOURNAL COMMUNICATIONS, INC.

                         Subsidiaries of the Registrant


        The following list shows the subsidiaries of the Registrant, their respective states of incorporation and the percentage of voting securities of each subsidiary owned by its immediate parent. All companies listed have been included in the consolidated financial statements filed herewith.

                                                   Percent of Voting
                                                   Securities Owned
                                 State/Country     by Registrant or
        Subsidiary               of Incorporation  Immediate Parent

   Journal/Sentinel Inc.         Wisconsin         100% by Registrant
   WTMJ, Inc.                    Wisconsin         100% by Registrant
   Perry Printing Corporation    Wisconsin         100% by Registrant
   ADD, Inc.                     Wisconsin         100% by Registrant
   MRC Telecommunications, Inc.  Wisconsin         100% by Registrant
   Trumbull Printing, Inc.       Connecticut       100% by Registrant
   Imperial Printing Company     Michigan          100% by Registrant
   Buyers' Guide, Inc.           North Carolina    100% by ADD, Inc.
   Label Products & Design, Inc. Wisconsin         100% by Perry Printing
   Boca Publishing Company, Inc. Wisconsin         100% by ADD, Inc.
   NorLight, Inc.                Wisconsin         100% by MRC
                                                   Telecommunications, Inc.
   Striplin Publishing, Inc.     Ohio              100% by ADD, Inc.
   Nordoc Software Services      France            100% by Imperial Printing

        The Registrant has no controlling parent. Twelve million nine hundred and sixty thousand (12,960,000) shares, 90% of the Registrant's issued common stock at December 31, 1993, are owned of record by Journal Employes' Stock Trust. The right to vote these shares in most instances resides in the employees who hold units of beneficial interest in that trust. Accordingly, the Registrant is not controlled by Journal Employes' Stock Trust and does not consider it to be a "parent" of the Registrant within the meaning of Regulation 12b-2(k). See Item 12 "Security Ownership of Certain Beneficial Owners and Management."